Exhibit 99.1

NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Announces
Appointment of Easwaran "Eash" Sundaram to Board of Directors

PITTSBURGH, August 2, 2018/PRNewswire/ – WESCO International, Inc. (NYSE: WCC) (“WESCO”), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, today announced the appointment of Easwaran "Eash" Sundaram to its Board of Directors effective August 15, 2018.

Mr. Sundaram has served as the Executive Vice President and Chief Digital & Technology Officer of Jet Blue Airways Corporation since 2012. Previously, he was Senior Vice President of Global Supply Chain and Chief Information Officer at Pall Corporation and served in a senior supply chain management role at PSS World Medical – McKesson Corporation.

John J. Engel, WESCO’s Chairman, stated, “We are pleased to welcome Eash to WESCO's Board of Directors.  His expertise in digital tools and applications, cybersecurity and global supply chain management, as well as his leadership and experience as a technology executive of a Fortune 500 company, makes him an outstanding addition to WESCO’s Board and an asset to our company and its stockholders.”

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About WESCO

WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturers (OEM) products, construction materials, and advanced supply chain management and logistic services. 2017 annual sales were approximately $7.7 billion. The company employs approximately 9,100 people, maintains relationships with over 26,000 suppliers, and serves approximately 70,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates 10 fully automated distribution centers and approximately 500 branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Brian M. Begg, Vice President, Treasurer and Investor Relations
WESCO International, Inc. (412) 454-2374
http://www.wesco.com